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                                                             ANDREW F. MACDONALD
                                                                    202-508-4059
                                                       amacdonald@thelenreid.com


                                  July 12, 2002


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.   20549

     RE: Northwest Energy Corporation - Form RW (Request for Withdrawal) File No. 70-10017 - Form U-1 Application/Declaration, filed December 6, 2001

Ladies and Gentlemen:

     On behalf of Northwest Energy Corporation, I hereby withdraw the Form U-1 Application/Declaration, filed December 6, 2001 in File No. 70-10017 (the "Application") under the Public Utility Holding Company Act of 1935. The transaction described in the Application has been terminated by agreement of the parties.

                                                  Best personal regards,


                                                 /s/ Andrew F. MacDonald
                                                 -----------------------
                                        Counsel for Northwest Energy Corporation